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                                                                    Exhibit 99.2

                   SOLECTRON TO PAY CASH FOR NOTES DUE IN 2019

For Immediate Release: Dec. 18, 2001

MILPITAS, Calif. - Solectron Corporation (NYSE: SLR), the world's leading provider of electronics manufacturing and supply-chain services, today said it intends to use cash to meet any obligations next month to repurchase its zero-coupon senior convertible notes due in 2019.

Note holders have the right to require Solectron to repurchase all or a portion of the notes they hold as of Jan. 28, 2002. Under the terms of the notes, Solectron is required to notify note holders whether the company will pay the purchase price in cash, Solectron common stock or a combination of cash and common stock.

The procedures to be followed by holders electing to have their notes repurchased are contained in a notice delivered to note holders, including the Depository Trust Corporation, by State Street Bank and Trust Company of California, N.A., the trustee for the notes. Solectron notified the trustee that it intends to satisfy its repurchase obligations solely with cash and not with common stock.

The accreted value of the notes outstanding is currently about $530 million.

ABOUT SOLECTRON

Solectron (www.solectron.com) provides a full range of global manufacturing and supply-chain management services to the world's premier high-tech electronics companies. Solectron's offerings include new-product design and introduction services, materials management, high-tech product manufacturing, and product warranty and end-of-life support. Solectron, headquartered in Milpitas, Calif., is the first two-time winner of the Malcolm Baldrige National Quality Award.


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Analysts Contact:

Thomas Alsborg, Solectron Corporation, (408) 956-6614 (U.S.), thomasalsborg@ca.slr.com

Media Contact:

Kevin Whalen, Solectron Corporation, (408) 956-6854 (U.S.), kevinwhalen@ca.slr.com